Exhibit 10.1

RETENTION BONUS AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of this 14th day of June, 2016, is by and between DST Systems, Inc. (“Company”) and Manoochehr Abbaei (“Employee”).

RECITALS

Employee is a participant in the DST Systems, Inc. Executive Severance Plan (the “Severance Plan”) pursuant to which Employee is entitled to certain severance payments and benefits should Employee’s employment with Company be involuntarily terminated and provided that Employee agrees to certain restrictive covenants and executes a release of claims.

Pursuant to a purchase agreement dated June 14th, 2016 (“Purchase Agreement”), among Company and Broadridge Output Solutions, Inc., Broadridge Investor Communications Corporation, and Broadridge Financial Solutions, Inc. (“Purchaser”), Purchaser has agreed to acquire certain assets of Company’s customer communications business (the “Transaction”).

To encourage Employee to remain employed with Company through the “Closing” (as defined in the Purchase Agreement) of the Transaction, Company and Employee are willing to enter into this Agreement pursuant to which Employee will be paid a retention bonus if Employee remains employed through the Closing Date, provides Company with a release of claims, and agrees to certain restrictive covenants similar to those in the Severance Plan.

Employee’s rights to receive potential payments and benefits under the Severance Plan are extinguished with this Agreement even if Employee’s employment with Purchaser continues after the Transaction. However, Employee and Company each understand that should either Company or the Purchaser terminate the Transaction or the Transaction fails to occur, this Agreement terminates, Company will have no obligation to provide Employee with the benefits under this Agreement, and Employee’s participation in the Severance Plan will be restored.

For the avoidance of doubt, Employee shall be entitled to receive equity awards pursuant to the terms of any equity award agreement entered into between the Employee and the Company. A schedule of such awards is attached hereto.

AGREEMENT

Company and Employee agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases have the meanings specified below:

“Cause” means Company’s termination of Employee’s employment with Company as a result of: (i) Employee’s dishonesty involving Company or otherwise relating to Employee’s employment; (ii) Employee’s gross negligence or willful misconduct in the performance of his duties as determined by Company’s Chief Executive Officer; (iii) the willful failure by Employee to diligently follow reasonable instructions of the Board of Directors of Company or any officer to whom Employee reports concerning performance of Employee’s duties for Company or the operations or business of Company; (iv) Employee’s fraud or criminal activity which, in either case, is alleged to have resulted in gain or personal enrichment of Employee at the expense of Company, or which is reasonably expected to have an adverse effect on the business, reputation or financial situation of Company; or (v) embezzlement or material misappropriation by Employee.

“Closing Date” has the meaning ascribed in the Purchase Agreement.

“Payment” means One Million Five Hundred Thousand Dollars ($1,500,000.00), eligible to be paid under Sections 3.1.1. and 3.1.3. of this Agreement.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Separates from Service” means Employee’s death, retirement or other termination of employment or service from Company at any time on or before the Closing Date.  Employee will not have Separated from Service if Employee is on sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, as long as Employee’s right to reemployment with Company is provided either by statute or by contract.  “Separates from Service” will be interpreted in a manner consistent with the definition of “separation from service” under Section 409A(a)(2)(A)(i) and the applicable Treasury regulations issued thereunder.

“Severance Plan” means the DST Systems, Inc. Executive Severance Plan, dated February 25, 2014.

“Termination Date” means the earlier of (i) the date on which Employee Separates from Service with Company, or (ii) the Closing Date.

“Transaction End-Date” means the earlier of (i) the date Company notifies Employee that the Transaction will not close and that this Agreement is terminated under the terms of Section 4.2 of this Agreement, or (ii) either Company or Purchaser terminates the Transaction.

Article 2

Termination as Participant in Severance Plan

2.1.                            Termination as Participant in Severance Plan. As consideration for this Agreement, Employee hereby acknowledges and agrees to his cessation as a participant in the Severance Plan and agrees that neither he nor any of his beneficiaries or successors shall have any rights to severance benefits and payments under Sections 4 and 5 of the Severance Plan.  Employee’s cessation as a participant in the Severance Plan is effective as of the date of this Agreement, regardless of whether Employee is currently in a General Term, CIC Term, or Protection Period as those terms are defined in the Severance Plan and regardless of any advanced notice or other termination requirements described in the Severance Plan.

2.2                               Effect of Termination of this Agreement.  If either Company or the Purchaser terminates the Transaction or the Transaction fails to occur prior to Employee forfeiting his right to the Payment under Section 3.1.2., Company and Employee agree to reinstate Employee as a participant in the Severance Plan effective on the Transaction End-Date.

Article 3

Payment

3.1.                            Payment.

3.1.1.                  Unless otherwise provided herein and subject to Employee’s execution and non-revocation of a release of claims as described in this Agreement, if (i) Employee is continuously employed by Company from the date of this Agreement through the Closing Date or (ii) Company terminates Employee’s employment other than for Cause before the Closing Date. Company shall pay Employee, in a lump sum, the Payment, less all applicable withholding taxes, at the time set forth in Section 3.1.3.

3.1.2.                  If Employee Separates from Service with Company by reason of voluntary resignation or dismissal for Cause before the Closing Date, Employee shall forfeit his right to the Payment eligible to be paid under Section 3.1.1.

3.1.3.                  If Employee becomes entitled to receive the Payment pursuant to Section 3.1.1 and such entitlement has not been forfeited under Section 3.1.2., Company shall make such payment to Employee within 45 days of the Termination Date.

3.2.                            Exemption from Internal Revenue Code Section 409A.  It is the intent of Company that any payments made under this Agreement will be exempt from Section 409A pursuant to the “short-term deferral” exemption. Notwithstanding any provision of this Agreement to the contrary, (i) this Agreement shall not be amended in any manner that would cause any amounts eligible to be payable hereunder to become subject to Section 409A (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement and (ii) Company to the extent deemed necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement to reflect the intention that the Agreement qualifies for an exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Agreement and with the least reduction, if any, in overall benefit to Employee to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. Company makes no representation that this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.

Article 4

Amendments and Termination

4.1.                            This Agreement may be amended or terminated only by a written agreement signed by Company and Employee.

4.2.                            This Agreement shall terminate without any payment being made to Employee or any liability on Company to make any payment to Employee as of the earliest of (i) the Transaction End-Date or (ii) the date Employee forfeits his rights under this Agreement.

Article 5

Miscellaneous

5.1.                            Release. If Employee is otherwise eligible to receive the Payment under Article 3, as a condition precedent to receiving such payment, Employee shall (i) execute and deliver to Company a release of all claims substantially in the same form attached hereto as Appendix A within twenty-two (22) days following the Termination Date (or any such longer period if required by applicable law and communicated to Employee) and (ii) not revoke the release during the seven (7) day period following the date that Employee executed the release. The Company shall supply the release to Employee no later than three (3) business days after the Termination Date.  Such release will include the restrictive covenants described in Addendum A to Appendix A, each of which will apply for a period of time after the Employee Separates from Service.  By entering into this Agreement, Employee agrees at this time to abide by the restrictive covenants in Addendum A to Appendix A.

5.2.                            No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give Employee the right to remain an employee of Company, nor does it interfere with Company’s right to discharge Employee. It also does not require Employee to remain an employee nor does it interfere with Employee’s right to terminate employment at any time.

5.3.                            Binding Effect.  This Agreement shall bind Employee, Company, and their beneficiaries, survivors, executors, successors, assigns, administrators and transferees.

5.4.                            Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

5.5.                            Tax Withholding.  Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

5.6.                            Applicable Law. To the extent not pre-empted by federal law, the Agreement and all rights hereunder shall be governed by the laws of the State of Missouri, without regard to any conflict of law principles.

5.7.                            Entire Agreement. This Agreement, together with Appendix A, constitutes the entire agreement between Company and Employee, as to the subject matter hereof and supersedes all prior agreements between the parties hereto relating directly to the subject matter hereof including any prior retention payments or agreements relating to the Transaction.  Consistent with Article 2, this Agreement also supersedes the Severance Plan. No rights are granted to Employee by virtue of this Agreement other than those specifically set forth herein.

Employee and Company have signed this Agreement effective as of the date stated above in the preamble to this Agreement.

DST SYSTEMS, INC.

/s/ Mary E. Sweetman

By: Mary E. Sweetman
Title: Senior Vice President and Chief Human Resource Officer

EMPLOYEE

/s/ Manoochehr Abbaei
MANOOCHEHR ABBAEI

APPENDIX A

FORM OF RELEASE

—June 14, 2016

Address

Dear Mike:

In recognition of your service to the organization, and your separation from employment with DST Systems, Inc. (“Company”), and pursuant to that Retention Bonus Agreement dated June 14, 2016 (the “Agreement”), we are offering to make the Payment (as defined in the Agreement) to you in exchange for your release and agreement to the restrictive covenants set forth in this letter (“release agreement”).  The release agreement makes clear the commitments by Company and you.  As provided in the Agreement, your execution of this release agreement is a condition precedent to you receiving any payment under the Agreement.

We are providing this release agreement to you at this time as a courtesy so that you and your attorney can start the process of reviewing the document.  You should not sign the document at this time.  We will notify you of the date for you to make your decision on signature.  At this point, we just want to make sure you have plenty of time to carefully review and consider the release agreement.  Under the law, you are entitled to at least 21 days to consider the document, but we will be providing you with more than 21 days.

1.                                      Regardless of whether you sign this release agreement, you will be paid your normal base salary compensation through your employment termination, less applicable taxes and withholdings.

When you accepted the Agreement you agreed to certain noncompetition, nonsolicitation, nondisclosure, intellectual property protection and other terms and conditions contained in Addendum A to this release agreement.  All terms and conditions of Addendum A remain applicable, as further stated in Sections 5 and 6 of this release agreement, subject to the time limitations for certain obligations set forth in Addendum A.

2.                                      If you sign this release agreement, Company will be bound to make the Payment under the Agreement (less applicable taxes and withholdings).  The Payment is contingent on this release agreement being signed and not revoked, and further contingent on this release agreement being signed and returned to Company on or before the date that will be designated by Company (which will be more than 21 days of your receipt of this release agreement).

By signing this release agreement, you acknowledge that:

i)                                         the Payment is adequate consideration for the promises and agreements set forth in this release agreement; and

iii)                                   you will receive no other payments or consideration from Company other than the payments and considerations set forth in this release agreement.

3.                                      By signing this release agreement, you indicate that it is satisfactory and that, subject to the specific exclusions set forth in this Section 3, you will not assert any claims against DST Systems, Inc. or its predecessors, successors, assigns, parents, subsidiaries, joint ventures, or affiliated entities, and/or the shareholders, directors, officers, managers, partners, employees, or agents of any of the foregoing (each such released person or entity referred to for purposes of this agreement as “DST Entity”) or against any benefit, award, incentive, commission or other plan of any DST Entity, the administrator, trustee, fiduciary, or administrative committee thereof, or any person associated with any of the foregoing (each such released plan, committee, entity or person referred to for purposes of this agreement as a “Plan”).

This means that, except for the specific exclusions set forth in this Section 3, when you sign at the bottom of this release agreement, you are thereby forever releasing and waiving any and all claims and causes of action of any kind or nature for money or for any other form of personal relief, that you have or may have against any DST Entity or against any Plan, based on any events or circumstances arising or occurring on or before the date of your execution of this release agreement, whether known or unknown, suspected or unsuspected, that relate in any way to your employment, to the ending of your employment, or to any Plan.  This release includes, but is not limited to claim arising under any previous employment agreement or other purported contract, written or oral, express or implied; claims arising under any federal, state, or local laws prohibiting employment discrimination or harassment on account of race, religion, color, sex, sexual orientation, gender identity, genetic make-up, national origin, age, disability, or any other protected characteristic, or prohibiting retaliation in employment, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981, 1983, 1985; the Civil Rights Act of 1991, 42 U.S.C.  § 1981 et seq.; Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Older Workers Benefit Protection Act; the Rehabilitation Act, 29 U.S.C. § 701 et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the National Labor Relations Act, 29 U.S.C.. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 213 et seq.; state wage payment acts; the Equal Pay Act; Executive Order 11246; the Consolidated Omnibus Budget Reconciliation Act (COBRA); Worker’s Compensation laws; any applicable state wage and hour laws, civil rights act or other applicable state laws; claims of breach of express or implied contract; claims of breach of the covenant of good faith and fair dealing; libel, slander, defamation, invasion of privacy, outrageous conduct, intentional or negligent infliction of emotional distress, respondeat superior, negligent hiring or retention, and any other federal, state or local law, statute, regulation, code or ordinance; and claims arising in any other way, directly or indirectly, and without regard to the legal theory or form of action underlying such claims, arising or alleged to arise out of your employment by Company. You further agree to release, waive, relinquish and forego all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay and any other damages, benefits, remedies or relief that you could receive from actions or suits filed, charged, instituted, or pursued based upon or arising out of the matters which are released and waived by the Agreement.

This release of claims does not include any of the following claims that you have or might have:

a)             any rights or claims related to benefits vested and/or accrued at the time you sign this release of claims under the DST welfare benefit plan (other than the DST Systems, Inc. Executive Severance Plan or any other DST Systems, Inc. severance arrangement (other than the Agreement)), DST Systems, Inc. 401(k) Profit Sharing Plan, or DST Employee Stock Ownership Plan, which rights and claims are governed by the terms of each plan;

b)             the right to continued benefits upon your payment of premiums in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (note: you are responsible for completing all enrollment requirements and making your COBRA payments.  Please contact Laurie Coleman (816) 435-XXXX or XXXXXXXXX@dstsystems.com for COBRA enrollment information);

c)              any claim to receive workers’ compensation benefits or unemployment insurance, in accordance with applicable law;

d)             any claim to enforce the terms of this release agreement;

e)              any rights or claims that arise after you sign this release agreement, with the understanding that your employment will end on the date set forth in Section 1 and that this release specifically includes all claims related to the decision to end your employment; or

f)               any claim that cannot be waived as a matter of law.

In addition, nothing in this release agreement shall interfere with your right to file a charge with, or participate in an investigation or proceeding before the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local regulatory or law enforcement agency.  However, the consideration provided to you in this release agreement shall be the sole relief provided to you for the claims that are released by you in this release agreement, and you expressly acknowledge and agree to waive, surrender, and give up any personal monetary benefits or recovery against Company in connection with any such claim, charge, or proceeding without regard to how the charge, investigation, or proceeding was initiated.

4.                                      If you have questions about any of your qualified retirement plan accounts, please contact Laurie Coleman at 816/435-XXXX XXXXXXXXX@dstsystems.com.  If you are interested in determining whether your coverage could be continued under the Executive Life and/or Executive Long Term Disability Program beyond your termination date, you should contact insurance broker/agent Gary Fulk at 816/561-XXXX.  The expenses of any such continuation are yours not that of Company, which shall not be responsible for obtaining or maintaining such coverage.

5.                                      You agree to abide by the Ownership and Confidentiality of Proprietary Information and Invention Non-Disclosure and Ownership obligations in Sections A.2 and A.3 of Addendum A to this release agreement.  You agree to cooperate with Company in providing information and assistance on any matters that you worked on during your employment.

As stated in Section 11 of this release agreement, the purpose of this release agreement is to provide Company the agreed-upon consideration in exchange for Company paying you the agreed-upon Payment, and we want to provide you with more than twenty-one (21) days to consider the proposed agreement and to consult with an attorney; however, this proposed agreement and the receipt of the Payment is contingent on your compliance with the following conditions and, if you fail to comply with these conditions, your right to receive the Payment will be forfeited.

6.                                      Prior to the Termination Date as defined in the Agreement, you agree to continue to abide by and conform to the terms and conditions of the DST Systems, Inc. Code of Business Conduct, and to comply with your duty of loyalty and other contractual and legal obligations.

The obligations in Section A.1 of Addendum A (Noncompetition and Nonsolicitation) continue to apply for the period of restrictions set forth therein, and you should review and understand Addendum A, which is attached to this release agreement.  The payments and benefits under this release agreement and the Agreement are consideration for such obligations.  The restrictions set forth in Section A.1 of Addendum A are fair and reasonable in view of: (1) the extent of your important client and vendor contacts; and (2) the extent of your knowledge of trade secrets and other Confidential Information.  If the final judgment of a court or arbitrator with competent jurisdiction declares that any term or provision of this letter or Addendum A is invalid or unenforceable, then Section A.7 of Addendum A will apply.

7.                                      Other than in the course of performing your duties for Purchaser, you agree not to take any action to adversely affect or negatively influence the relationship of any DST Entity with any of its current or prospective clients, vendors or employees.  You further agree not to make any oral or written statements or engage in conduct of any kind that either directly or indirectly disparages, criticizes, defames, or otherwise casts a negative characterization upon any DST Entity, any member of the Board of Directors of a DST Entity, or any employee of a DST Entity, and you agree not to direct, encourage, or assist anyone else to do so.  This prohibition includes, without limitation, making negative comments through emails, on the Internet, through social networking media, or in any other public or semi-public forum.

8.                                      Except as otherwise provided in this release agreement, you agree that you will cooperate to the fullest extent possible with Company regarding any pending or future litigation, claim, proceeding or other disputed issue involving any DST Entity or Plan that relates to matters within your knowledge or relates to your responsibilities while employed.  Cooperation, as used herein, means you shall: (a) meet with DST Entity representatives and attorneys at reasonable times and places to answer questions regarding facts and other related issues (this includes travel to such locations as requested by Company); (b) appear and provide testimony if requested by a DST Entity (this includes travel to such locations as requested by the DST Entity); (c) provide full, complete and truthful testimony if you ever testify in deposition, trial or any other proceeding involving any DST Entity or a Plan; (d) notify the General Counsel within three (3) business days if you are served with a subpoena relating to any litigation, claim or proceeding involving a DST Entity or Plan, or if you are contacted by any adverse party or by any representative of an adverse party; and (e) not engage in any discussions with or otherwise assist any adverse party or any adverse party’s representatives related to any claim against any DST Entity or Plan, except as may be required by law.  Company agrees to reimburse you for reasonable time and expenses incurred with respect to your compliance with your obligations under this Section 8.

9.                                      You agree that for a violation of this release agreement that either: (i) pertains to Section 6 of this release agreement or Section A.1 of Addendum A (Noncompetition and Nonsolicitation); or (ii) pertains to Section 5 or 7 of this release agreement or Sections A.2 and A.3 of Addendum A (Ownership and Confidentiality of Proprietary Information; Invention Non-Disclosure and Ownership) and is in intentional or reckless disregard of your obligations and has significantly harmed, or could reasonably be deemed to have the potential of significantly harming, a DST Entity or the position of a DST Entity in any potential or actual negotiation, dispute or transaction, then you shall (a) return to Company within ten (10) business days the Payment paid under the Agreement.

The remedies set forth above are in addition to Company’s right to seek injunctive relief and right to seek monetary damages above the amount of the required repayments under this Section 9.  You and Company further agree that upon proof of a material violation of your obligations in Sections 5 through 7 of this release agreement, such violation may cause irreparable injury to the relevant DST Entity that is not adequately remediable in damages and may entitle the DST Entity to temporary, preliminary and final injunctive relief against further breach of such obligations.  You agree to the waiver of any requirement for the posting of any bond as a condition to such equitable relief.

Your obligations in Sections 5 through 8 and Addendum A are in addition to and independent from your obligations under the Code of Business Conduct, Company equity award grants, and the DST Arbitration Policy.  Those obligations remain in full force and effect and apply even after termination of your employment and your signing of this release agreement.  The Code of Business Conduct is available at dstsystems.com under Investor Center/Corporate Governance, and the DST Arbitration Policy is available from Human Resources.

10.          You agree to return to Company by your last date of employment all business equipment provided to you by Company and the originals and copies of business related files, documents, information and materials unless it is acquired by the Purchaser in the Transaction.  You also will return to Company by such date all Company-supplied credit cards and identification cards.  You also agree to present any requests for reimbursement of business expenses by such date and that any expenses not presented by that date will not be eligible for reimbursement.

11.          This release agreement is normal Company practice. We believe this agreement is fair and reasonable, but because it is important for you to fully understand the agreement and for you to voluntarily agree, we advise you of the following:

a)                                     You are hereby advised and encouraged to consult with an attorney of your choice before signing this release agreement.

b)                                     As stated on page 1 of this release agreement, Company is not asking you to sign this release agreement at this time and will notify you of the date for you to make your decision on signature.  We want to make sure you have plenty of time to carefully review and consider the release agreement and will be providing you with more than 21 days to do so.

c)                                      If you sign this release agreement, you then will have seven (7) calendar days to revoke the release agreement if you change your mind.  The release agreement does not become effective or enforceable until expiration of seven (7) calendar days and any revocation must be in writing and received by the undersigned person within seven (7) calendar days after you sign this agreement.  In order to be effective, the written revocation must be mailed to M. Elizabeth Sweetman and postmarked within seven (7) calendar days or delivered to Ms. Sweetman through personal delivery, or email (XXXXXXXXXX@dstsystemes.com) within seven (7) calendar days.

12.          This release agreement sets forth the entire agreement between you and Company and replaces or supersedes any other oral or written agreement, except for the continuing obligation of you and Company under the DST Arbitration Policy and your continuing obligations (independent from and in addition to your obligations under this release agreement) under the Code of Business Conduct, Company equity award grants, or any other contractual obligations (including your obligations to comply with the covenants set forth in Addendum A to this release agreement, which you agreed to in connection with your agreement to the Agreement.  Company has made no representations, agreements or promises other than the representations, agreements and promises specifically stated in this release agreement.  This release agreement cannot be changed except by a written agreement signed by you and myself as representative of Company.  This release agreement is for the compromise of potential and disputed claims, and the agreement and the consideration provided by Company are not, and shall not be construed as, an admission of any liability whatsoever by any DST Entity or Plan.

If you voluntarily agree to the terms of the release agreement as set forth herein, please sign in the space provided below.

By:	/s/ M. Elizabeth Sweetman
M. Elizabeth Sweetman
Senior Vice President
and Chief Human Resources Officer
on Behalf of DST Systems, Inc.
and All Persons and Entities
Released Herein

KNOWING AND VOLUNTARY AGREEMENT

I have read, fully understand the contents of this release agreement including Addendum A. I have had ample opportunity to consult with an attorney of my choosing and to ask any questions I have about the release agreement, all of which have been answered to my satisfaction. I knowingly agree to the terms of this release agreement, including without limitation my agreement to abide by the terms and conditions of Addendum A and my voluntary release of any claims as set forth in this release agreement against DST Entities or Plans.

By:	/s/ Manoochehr Abbaei	June 14, 2016
	Name	Date

ADDENDUM A

RESTRICTIVE COVENANTS

Subject to the conditions and limitations of the Agreement, Employee shall be entitled to a Payment only if Employee executes a comprehensive release agreement and waiver of claims against Company, its Affiliates and certain other released parties as set forth in the release provided by Company. Employee will also be subject to the restrictive covenants set forth below, which apply for the periods of time described below (and which will also be contained in the release agreement) pursuant to the terms of Section 5.1. of the Agreement. All capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Agreement.  Employee may have entered into agreements that contain an obligation protective of any Company-related entity that is similar to, but more or less restrictive than, an obligation set forth in this Addendum A (“Competing Obligation”). By executing this Agreement, Company and Employee agree that if any Competing Obligation applies, he shall be bound by the obligations contained herein, and this agreement supersedes any Competing Obligation.

A.1.         Noncompetition and Nonsolicitation

Employee understands the global nature of Company’s businesses and the effort Company undertakes to develop and protect its business and competitive advantage. Accordingly, Employee recognizes and agrees that, in light of Employee’s high level of responsibility, broad access to personnel and unique position of trust and influence with Company, the scope and duration of the restrictions described in the Agreement are reasonable and necessary to protect the legitimate business interests of Company. Notwithstanding anything in the Agreement or this Addendum A to the contrary, all retention benefits under this Agreement are conditioned expressly on Employee’s compliance with each of the restrictive covenants of this Addendum A. During the period set forth in each subsection below following Employee’s Termination Date (as defined in the Agreement) (in each case, the “Restricted Period”), Employee shall not:

a)            for a period of twenty-four (24) months after Employee’s Termination Date, directly or indirectly become employed by, enter into a consulting arrangement with or otherwise agree to perform services for a Competitor operating in the Applicable Geographical Area or acquire an ownership interest in such a Competitor, other than an equity interest in a publicly-traded Competitor that does not exceed two percent (2%);

b)            for a period of twenty-four (24) months after Employee’s Termination Date, for or on behalf of Employee’s account or jointly with another, either directly or indirectly, on behalf of Employee or any individual, partnership, corporation, or other legal entity, as principal agent, employee or otherwise, solicit, influence, entice or induce, or attempt to solicit, influence, entice or induce any person to leave the employ of Company; or

c)             for a period of twenty-four (24) months after Employee’s Termination Date, directly or indirectly solicit any Customers or Prospective Customers or vendors or potential vendors of Company on behalf of or for the benefit of a Competitor.

d)            Definitions.

i.              “Affiliate” means any person with whom Company would be considered a single employer under Internal Revenue Code (“Code”) sections 414(b) or 414(c), provided that in applying Code section 1563(a)(1), (2), and (3), for purposes of determining a controlled group of corporations under section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code section 1563(a)(1), (2), and (3), and in applying §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in §1.414(c)-2.

ii.             “Applicable Company Entity” means Company and any Company subsidiary or Affiliate with which Employee worked or was involved during the course of Employee’s employment with Company or any Affiliate thereof or about which Employee gained Proprietary Information during the course of Employee’s employment with Company.

iii.            “Applicable Geographic Area” means the United States as well as any other country in which any Applicable Company Entity has, as of Employee’s Termination Date, offices or operations involving the services of any Applicable Company Entity or any Customers of such services.

iv.            “Competitor” means, unless the Chief Executive Officer of Company determines otherwise, any Person that sells goods or services that are directly or indirectly related to the services of any Applicable Company Entity; provided, however Competitor shall not include Purchaser or any Affiliate of Purchaser (as “Purchaser” is defined in the Agreement) or any entity to which Purchaser sells the Customer Communications business or other business managed by Employee

v.             “Customer” means any Person that has done business with any Applicable Company Entity; provided, however, that for that portion of the Restricted Period that follows the period of employment, Customers shall include only entities that were Customers during the twelve (12) month period before Employee’s Termination Date and shall not include Purchaser or any Affiliate of Purchaser.

vi.            “Prospective Customer” means any Person to whom or to which any Applicable Company Entity has made a proposal to do business; provided, however, that for that portion of the Restricted period that follows the period of employment, Prospective Customers shall include only entities that were Prospective Customers during the twelve (12) month period before Employee’s Termination Date and shall not include Purchaser or any Affiliate of Purchaser.

A.2.         Ownership and Confidentiality of Proprietary Information

a)            Ownership of Proprietary Information.  All Proprietary Information and all files, databases, letters, memoranda, reports, records, data, sketches, drawings, research notebooks, program listings or other written, photographic or other material containing Proprietary Information, whether created by Employee or others, and whether in tangible, intangible, written or electronic form, shall be and are the exclusive property of the Applicable Company Entity to be used by

Employee only in the performance of Employee’s duties for the Applicable Company Entity.  All Proprietary Information and all records or copies thereof and all tangible property of Applicable Company Entity in the custody or possession of Employee shall be delivered to Applicable Company Entity upon the earlier of (i) a request by Applicable Company Entity, or (ii) on Employee’s Termination Date.

b)            Non-disclosure.  Employee shall not, either during or after Employee’s employment by the Applicable Company Entity, disclose any Proprietary Information to others outside the Applicable Company Entity, or use the same for any purpose without prior written approval by the Chief Executive Officer of Company or Purchaser, as applicable, other than to discharge Employee’s duties of such employment, unless and to the extent that any Proprietary Information becomes generally known to and available for use by the public other than as a result of the Employee’s acts or omissions or unless any Proprietary Information is required to be disclosed by valid court order and Employee has given Company prompt notice of the order in advance of the disclosure.

c)             Definition of Proprietary Information.  All information and know how, whether or not in writing or other tangible or electronic form, concerning the business or financial affairs of Applicable Company Entity, including but not limited to all (i) inventions, discoveries, improvements and trade secrets, (ii) products and services and all plans, service levels, specifications and concepts for products and services, (iii) business plans, business and systems processes, methods, techniques, specifications and formulas, (iv) research and development projects and data, (v) financial and marketing data and information, (vi) information about customers and prospective customers, including contractual terms, customer specifications and the identity of and relationships with customer employees, (vii) names and other data relating to Applicable Company Entityemployees, consultants, suppliers and prospective employees, consultants and suppliers, (viii) computer data, reports, computer programs, source codes, object codes, manuals, tapes, listings, specifications, test results, programming sequences, application programming interfaces, screen designs and formats and user interfaces, algorithms, flow charts, program formats, user documentation and operating processes, and (ix) trade names, copyrights and other intellectual property rights, in each case whether developed or invented by Employee or others before or after the execution of this Agreement and whether patentable, copyrightable or not, shall be “Proprietary Information.”

A.3.         Invention Non-Disclosure and Ownership

a)            Disclosure of Developments to Company.  Employee shall make full and prompt disclosure to Applicable Company Entityof all inventions, designs, processes, improvements, discoveries, methods, computer hardware and software and other works of authorship, whether or not fully integrated, debugged or documented and whether patentable, copyrightable or not, which are created, made, conceived or reduced to practice by Employee or under Employee ‘s direction or jointly with others during Employee’s employment by or performance of services for the Applicable Company Entity (whether before or after the receipt of any payments under this Agreement) and related in any way to the business of Applicable Company Entity, whether or not during normal working hours or on the premises of Applicable Company Entityduring Employee’s employment by or performance of services for Company (all of which are collectively referred to as “Developments”).  All of the Developments shall be deemed to be Proprietary Information.

b)            Assignment of Developments.  All Developments will be the property of Applicable Company Entity, and to the extent necessary, Employee hereby assigns to Applicable Company Entity (or any Person designated by Applicable Company Entity) all Employee’s right, title and interest in and to all such Developments and all related trademarks, patents, patent applications, copyrights and copyright applications.  If this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by Employee (“Non-Assignable Inventions”), this paragraph shall not apply to any Non-Assignable Invention which, pursuant to a final binding, enforceable order of a court of competent jurisdiction, or pursuant to an agreement of Applicable Company Entity, falls within such classes.  However, with respect to any Non-Assignable Invention, Employee hereby grants to Applicable Company Entitya worldwide, perpetual, royalty-free, non-exclusive license to make, use and sub-license such Non-Assignable Invention, and to create derivative works therefrom, in connection with the conduct of Applicable Company Entity’s business.

c)             Further Assurances.  Employee agrees to cooperate fully with Company, both during and after Employee’s employment with Company, with respect to the procurement, maintenance and enforcement of trademarks, copyrights and patents (in the United States and foreign countries) relating to Developments.  Employee agrees to sign all papers, including, without limitation, trademark applications, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interests in any Development.

A.4.         Company’s Right to Notify Subsequent Employers.  Company may do all necessary things, and take all necessary action, in Company’s discretion, to protect its rights under the Agreement and the release agreement, including, without limitation, notifying any subsequent employer, partner or business associate of Employee of the existence of (and furnishing to any such Person) the provisions of this Addendum A.

A.5.         Remedies. If Employee violates or threatens to violate any provisions of Sections A.1 through A.4 of this Addendum, Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining Employee from committing or continuing any violation of Sections A.1 through A.4 of this Addendum A. If Employee is found to have breached any provision set forth in Sections A.1 through A.4 of this Addendum A, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Employee was in violation of that provision.

A.6          Severability and Interpretation. Whenever possible, each provision of this Addendum and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Addendum (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Addendum shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Addendum to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.